225 Franklin Street
Boston, MA 02110-2804
United States of America

          News Release

For Release:	IMMEDIATELY

Contact:	Edward J. Resch	Investors: Kelley MacDonald	Media: Hannah Grove
	+1 617/664-1110	+1 617/664-3477	+1 617/664-3377

STATE STREET CORPORATION ANNOUNCES

UPCOMING SECURITIES OFFERING

Common Stock, SPACESSM, and Capital Securities Offerings to Partially Fund
Pending Acquisition

Boston, MA... January 10, 2003

State Street Corporation (NYSE: STT) today announced plans to offer next week common stock, SPACESSM, and medium-term capital securities to raise, in the aggregate, approximately $500 million. SPACES consist of a combination of fixed-share and variable-share, collateralized forward purchase contracts for shares of State Street common stock. The proceeds of the securities offerings will provide partial financing for the acquisition by State Street of substantial parts of Deutsche Bank AG’s Global Securities Services (GSS) business. That acquisition, first announced November 5, 2002, will strengthen State Street’s position as a leader in global investment services, particularly in the European investment servicing market. The acquisition will expand the size of State Street’s cross-border assets under custody, and is expected to produce considerable economies of scale. State Street is a leading global servicer of public and private pension funds and collective investments, and a global leader in providing securities lending services.

As announced in November, State Street has signed definitive agreements with Deutsche Bank (NYSE: DB) to acquire substantial parts of Deutsche Bank’s GSS business for a purchase price premium of up to approximately $1.5 billion, subject to adjustments. In addition to the premium, State Street will pay to Deutsche Bank at

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State Street Corporation
Upcoming Securities Offering
January 10, 2003
Resch, +1 617/664-1110

closing an amount, expected to be less than $25 million, with respect to primarily the fixed assets of the acquired business. The adjustments include a holdback from the purchase price of not less than approximately $263 million, reducing the initial payment made to Deutsche Bank at the closing of the acquisition to not more than approximately $1.2 billion. At closing, this holdback amount may be increased, thereby further reducing the initial payment at closing by an additional amount based upon a formula that takes into account estimated changes in annualized revenues of the acquired business prior to the closing. After the closing of the acquisition, the holdback amount may be further adjusted based upon a similar formula in the event that the actual revenues of the acquired business during the relevant pre-closing measurement period differ from the estimate of those revenues. The extent to which the adjusted holdback amount is subsequently paid to Deutsche Bank will be reduced based primarily on the extent to which (1) the annualized revenues for the six-month period ended June 30, 2002, generated by third-party clients of the acquired business who were clients of the acquired business prior to the closing of the transaction exceed (2) the annualized most recent quarterly revenues generated by those clients at the one-year anniversary of closing.

State Street expects the acquisition to close in the first quarter of 2003, and at the earliest on January 31, 2003. The closing of the acquisition is subject to customary closing conditions, including U.S. and certain European regulatory approvals. If the closing conditions are not met in a timely manner, the closing of the acquisition may not occur in the timeframe expected and, while State Street believes it is highly unlikely, it is possible that the closing may not occur at all.

As previously announced, State Street expects the acquisition to be dilutive to earnings per share by approximately $0.17 to $0.22 in 2003 (consisting of dilution of approximately $0.16 to $0.19 per share from restructuring costs associated with the acquisition and dilution of approximately $0.01 to $0.03 per share from operations and financing costs), and accretive by approximately $0.01 to $0.03 in 2004. State Street expects to record $90 to $110 million of pretax restructuring costs associated with the acquisition in 2003. For the first eight months of 2002, the acquired business had revenues of approximately €490 million. Based on the annualized costs of the acquired business for the eight-month period ended August 31, 2002, State Street expects to achieve cumulative cost reductions in the acquired business of approximately $125 to $150 million in 2003.

State Street Corporation (NYSE: STT) is the world’s leading specialist in providing sophisticated global investors with investment servicing and investment management. With $6.2 trillion in assets under custody and $763 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information, visit State Street’s web site at www.statestreet.com.

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State Street Corporation
Upcoming Securities Offering
January 10, 2003
Resch, +1 617/664-1110

This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including: the risk that the benefits from the acquisition (including cost reductions and greater economies of scale) may not be realized or may take longer to realize than expected, the risk that State Street may be unable to retain a sufficient client base of the acquired business in order to meet the expected financial results, and the risk that the integration and conversion of the acquired business with State Street may not take place on the schedule and with the financial results that are expected. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street’s 2001 annual report and subsequent SEC filings. These include risks and uncertainties relating to synergies achievable with the acquired business, the value of worldwide financial markets, levels of market interest rates, dynamics of markets served, pricing and competition, and the pace of new business. State Street encourages investors to read the Company’s annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, January 10, 2003, and the Company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

This press release does not constitute an offer by State Street of any securities for sale. The offering will be made by means of a prospectus and related prospectus supplements, copies of which will be available from Goldman Sachs & Co., One New York Plaza, New York, NY 10004 and Deutsche Bank Securities Inc., 31 West 52nd Street, New York, NY 10019.